Exhibit 23.2
Consent of Independent Auditors
We consent to the incorporation by reference in the registration statements (No. 333-175002, No. 333-175559, No. 333-235472, No. 333-264756, No. 333-264776 and No. 333-282531) on Form S-3, the registration statements (No. 333- 175002, No. 333-175559, No. 333-235472 and No. 333-282531) on Form S-3/A, the registration statements (No. 333-164928, No. 333-182269, No. 333-197492, No. 333-218829, No. 333-229348, No. 333-232097, No. 333-265515 and No. 333-288035) on Form S-8, and the registration statement (No. 333-164926) on Form S-1/A of Kennedy-Wilson Holdings, Inc. of our report dated February 26, 2026, with respect to the consolidated financial statements of Vintage Housing Holdings, LLC as of December 31, 2025 and 2024 and for each of the three years in the period ended December 31, 2025 included in this Form 10-K of Kennedy-Wilson Holdings, Inc. for the year ended December 31, 2025.

/s/ CohnReznick LLP
Atlanta, Georgia
February 26, 2026